Exhibit 10.1

June 20, 2003

Kathleen Fisher

229 Martin Drive

Aptos, CA 95003

Dear Kathy:

On behalf of SonicWALL, Inc., I am pleased to offer you the position of Vice President/Chief Financial Officer, Grade 65 reporting to me. We would like you to begin your employment on Wednesday, July 16th, 2003.

If you have not already done so, you will be asked to complete forms authorizing a background check. These forms must be returned to HR along with an executed copy of this offer in order to proceed with the employment process. Contingent upon completion of a successful background check, your employment package will consist of the following benefits:

Annual Base Salary – $260,000.00, paid bi-weekly.

Company Bonus Plan – You are eligible to participate in a company bonus plan. The company bonus plan will provide an incentive equal to 40% of your base salary, or $104,000.00. You will receive this bonus if both of the following criteria are met: 1) SonicWALL achieves its financial goals; 2) achievement of your personal goals outlined in your performance review plan, as determined in the sole discretion of SonicWALL. If both criteria are met, you will receive your full incentive bonus, which will bring your annual total target compensation to $364,000.00.

Sign On Bonus – You are eligible to receive a sign on bonus of $15,000, less applicable withholding, payable within the first 30 days of your start date.

Incentive stock options – 375,000 shares with a four-year vest period, of which 25% vest on your one-year anniversary and the balance to vest in equal monthly amounts. The options are subject to approval and assigned a price by the Board of Directors at the next scheduled meeting. Your vesting period will commence on your first day of employment with SonicWALL.

Other Benefits – In addition you will receive company paid medical, dental and vision benefits commencing on your start date, as well as all other benefits offered to SonicWALL employees.

Employee Stock Purchase Plan – You will be able to participate commencing on the next open enrollment date, August 1, 2003. This program allows employees to apply up to 15% of their salary to purchase stock at 85% of the fair market value on preset measurement dates.

Period of Employment – Your employment with the company will be “at will”, meaning that either you or the company will be entitled to terminate your employment at any time for any reason, with or without cause. Any contrary representations, which may have been made to you, are superseded by this offer. Although your job duties, title, compensation and benefits, as well as the company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express writing signed by you and the President of the company.

Severance Pay –If your employment with SonicWALL terminates other than for “Cause,” (defined below), and you sign and do not revoke SonicWALL’s standard release of claims, then you will be entitled to severance benefits as follows:

If the termination occurs within the first twelve (12) months of your employment, you will be entitled to receive continuing payments of severance pay (less applicable withholding taxes) at a rate equal to your base salary rate, as then in effect, for a period of twelve (12) months from the date of such termination, to be paid periodically in accordance with the Company’s normal payroll policies. You will not be entitled to any other benefits following termination; or

If the termination occurs after the first twelve (12) months of your employment, you will be entitled to receive continuing payments of severance pay (less applicable withholding taxes) at a rate equal to your base salary rate, as then in effect, for a period of three (3) months from the date of such termination, to be paid periodically in accordance with the Company’s normal payroll policies. You will not be entitled to any other benefits following termination.

As used herein, the term “Cause” means (i) your refusal to follow written, lawful directions or failure to perform your duties (other than due to disability), (ii) fraud, dishonesty, or willful or reckless misconduct (including, without limitation, engaging in conduct that is or may be unlawful or disreputable, to the possible detriment of SonicWALL) in the performance of your duties, (iii) any material breach by you of any term of this offer letter after receipt of written notice from SonicWALL with respect to such failure and a reasonable opportunity to cure, if reasonably curable without material harm to the Company, or (iv) conviction or plea of guilty or nolo contendre by you to any felony.

Change of Control – If SonicWALL terminates your employment other than for Cause within ninety (90) days before a Change of Control (as defined below) or within one (1) year after a Change of Control, subject to you signing and not revoking SonicWALL’s standard release of claims, you shall receive the following: (i) a lump sum equal to (12) months base salary, as then in effect; (ii) a pro-rated bonus under the Annual Bonus Plan, payable at the same time and to the same extent as other senior Executives of the Company payments pursuant to the Annual Bonus Plan, and pro-rated according to the percentage of the applicable fiscal year you are with the Company, calculated as the number of days from the commencement of the fiscal year to the termination date over 365 (the “Pro-Rated Annual Bonus”); and (iii) monthly vesting of the Stock Option for each month of your employment.

“Change of Control” shall mean the occurrence of any of the following events:

(A) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or

(B) The consummation of the sale or disposition by the Company of all or substantially all the Company’s assets or its business; or

(C) The consummation of a merger, reverse merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation.

(D) A change in the composition of the board of directors occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (i) are directors of the Company as of the date upon which this Agreement was entered into, or (ii) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those directors whose election or nomination was not in connection with any transaction described in subsections (A), (B), or (C) above, or in connection with an actual or threatened proxy contest relating to the election of directors to the Company.

You acknowledge and agree that the Severance Pay provisions and Change of Control provisions are mutually exclusive. You shall receive severance, if any, pursuant to either the Severance Pay provisions or the Change of Control provisions.

The Immigration Reform and Control Act (IRCA) of 1986 requires that all new employees provide verification of US citizenship or that they possess INS authorization to work in the United States. Attached is an I-9 form identifying the required documents to establish such rights. If this offer is accepted, you would be required to present such documentation your first day of employment, and no later than your third day of employment. If we have not received your completed form and proper support documentation prior to your third day of employment, you would be dismissed without pay until such time you are able to provide all necessary documentation, as required by law.

While we hope your employment with SonicWALL is long term and mutually satisfying, we want to reiterate that it is not for a specific term and that you or SonicWALL can terminate the employment relationship at any time for any reason.

This letter, along with SonicWALL’s Non-Disclosure and Invention Assignment Agreement that you agree to sign as a condition of your employment, sets forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your interviews or relocation negotiations, whether written or oral.

We are eager to see the results of your contributions to SonicWALL based upon your considerable talents and abilities, and hope that we, in turn, enrich your career and contribute to the fulfillment of your professional goals. We look forward to having you join our team. If you accept this offer, please return a signed copy of this letter to me at our Sunnyvale location no later than Monday, June 23rd, 2003.

If you have any questions please feel free to contact me.

Best Regards,

/s/ MATTHEW T. MEDEIROS
Matthew T. Medeiros President and CEO

Accepted:

/s/ KATHLEEN FISHER	June 21, 2003
Kathleen Fisher	Date

Please provide the completed forms your first day of employment.

W-4 Tax Withholdings

I-9 INS Employment Verification Form (please do not date this form prior to your start date)

Employee Data Sheet

Non-Disclosure and Invention Assignment Agreement

Direct Deposit

Application

Background Check Authorization Forms